PLAN OF MERGER

This PLAN OF MERGER is made by and between Power Save International, Inc., a Nevada corporation (“Parent”), and Beere Financial Equity Corp., a Nevada corporation (“Subsidiary”), as of this 10th day of November 2005.

1.

Parent and Subsidiary shall, pursuant to the provisions of the Nevada Revised Statutes, be merged with and into a single corporation (“Merger”), to wit, Subsidiary, which shall be the surviving corporation upon the effective date of the Merger (the “Effective Date”) and which is sometime hereinafter referred to as the “Surviving Corporation,” and which shall continue to exist as the Surviving Corporation pursuant to the provisions of the Nevada Revised Statutes.  The separate existence of Parent, which is sometimes hereinafter referred to as the “Terminating Corporation,” shall cease upon the Effective Date in accordance with the provisions of the Nevada Revised Statutes.

2.

Insomuch as it is not desired to amend or change the certificate of incorporation of the Surviving Corporation in any manner under the provisions of the Merger herein provided for, the certificate of incorporation of the Surviving Corporation upon the Effective Date of the Merger shall continue to be the certificate of incorporation of the Surviving Corporation and shall continue in full force and effect until amended and changed in the manner prescribed by the provisions of the Nevada Revised Statutes.

3.

The directors and officers of the Terminating Company in office upon the Effective Date of the Merger shall continue to be the members of the Board of Directors and the officers of the Surviving Corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the bylaws of the Surviving Corporation.

5.

Each issued and outstanding share of common stock of the Terminating Corporation shall, upon the Effective Date of the Merger, be converted into 1 of common stock of the Surviving Corporation rounded up to the nearest whole share.  Each issued and outstanding warrant to purchase shares of common stock of the Terminating Corporation shall, upon the Effective Date of the Merger, be converted into a warrant to purchase an identical number of shares of common stock of the Surviving Corporation on the same terms and conditions.  Each issued and outstanding option to purchase shares of capital stock of the Terminating Corporation shall, upon the Effective Date of the Merger, be converted into an option to purchase an identical number of shares of capital stock of the Surviving Corporation on the same terms and conditions.  Upon conversion, each issued and outstanding share of capital stock, or warrant, option or other right to acquire such capital stock, of the Terminating Corporation shall, upon the Effective Date of the Merger, be canceled without payment of any consideration therefor.

6.

The Surviving Corporation shall (i) succeed, without other transfer, to all of the assets, rights, powers and property of the Terminating Corporation in the manner more fully set forth in Chapter 92A.200 of the Nevada Revised Statutes, (ii) continue to be subject to all of the debts, liabilities and obligations of the Terminating Corporation and (iii) shall succeed, without other transfer, to all the debts, liabilities and obligations of the Terminating Corporation in the same manner as if the Surviving Corporation had incurred them, all as more fully provided under the applicable provisions of the Nevada Revised Statutes.

7.

The Plan of Merger herein made and approved shall be submitted to the shareholders entitled to vote thereon of the Terminating Corporation for their approval or rejection in the manner prescribed by the provisions of the Nevada Revised Statutes.

8.

In the event that the Plan of Merger shall have been approved by the Shareholders entitled to vote of the Terminating Corporation in the manner prescribed by the provisions of the Nevada Revised Statutes, the Terminating Corporation and the Surviving Corporation will hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of Nevada, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the Merger.

9.

The Board of Directors and the proper officers of the Terminating Corporation and of the Surviving Corporation, respectively, are hereby authorized, empowered, and directed to do any and all acts and things, and to make execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan or Merger or of the Merger provided for herein.

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IN WITNESS WHEREOF, the undersigned have executed this Plan of Merger as of the day and year written above.

Power Save International, Inc.,

a Nevada corporation

By:

       Russell L. Smith

       President

Beere Financial Equity Corp.,

a Nevada corporation

By:

      Norman J. Birmingham

      President